Exhibit 99.1

                 INNOTRAC CORPORATION ANNOUNCES PRELIMINARY 2006
                       FOURTH QUARTER AND YEAR END RESULTS

    ATLANTA, April 2 /PRNewswire-FirstCall/ -- Innotrac Corporation (Nasdaq:
INOC) announced preliminary, unaudited financial results today for the fourth quarter and year ended December 31, 2006. The Company reported revenues of $29.3 million for the quarter versus $18.2 million reported in the comparable period in 2005, an increase of 61.5%. The increase in revenue was primarily attributed to the addition of several new retail/catalog clients and revenues associated with the additional clients resulting from the ClientLogic acquisition in October, 2006.

    For the year ended December 31, 2006, the Company reported revenues of $82.3 million compared to $73.9 million for the same period in 2005, an increase of 11.4%. The increase for the year resulted primarily from an increase in revenues from our eCommerce, retail and catalog vertical, our Broadband and DSL vertical and the addition of our new clients resulting from the ClientLogic acquisition, partly offset by reduced volumes from our telecommunications vertical due to the maturity of the telephone and Caller ID equipment business.

    The Company reported a net loss of $2.6 million, or $0.21 per share, for the three months ended December 31, 2006, versus a net loss of $3.0 million, or $0.24 per share basis, in the comparable period of 2005. For the year ended December 31, 2006, the Company reported a net loss of $5.2 million, or $0.43 per share compared to a net loss of $4.7 million, or $0.38 per share, for the same period in 2005. Contributing to the net losses were higher than anticipated start-up costs associated with the implementation of new clients and transition and start-up costs associated with the ClientLogic acquisition. In addition, variable labor costs significantly exceeded expectations as more labor was required to handle the significantly larger than expected volumes in our eCommerce, retail and catalog vertical.

    The Company's preparation of its financial statements for the year ended December 31, 2006 and the audit of such financial statements by its independent auditors are not yet finalized. The Company does not anticipate the revenues and net income to be reflected in such audited financial statements to vary materially from the results included in this press release. The Company expects to file its 2006 Form 10-K on or before April 17, 2007.

    Conference Call

    Innotrac Corporation will hold a conference call to discuss this release this evening, April 2, 2007 at 5:00 PM Eastern Daylight Time. Investors can listen to the conference call live by dialing 1-877-569-0972 (Conference ID:
2657386) or by logging on to www.innotrac.com and clicking on "Webcasts and Presentations" in the "Investor Relations" section. The Webcast will be archived and available at the same Web address. Additionally, a 48-hour audio playback will be available at 1-800-642-1687 (Conference ID: 2657386).

    Innotrac

    Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands. The Company employs sophisticated order processing and warehouse management technology and operates ten fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Web site, www.innotrac.com.

    Information contained in this press release, other than historical information, may be considered forward-looking in nature. Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac's ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2005 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission. Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

SOURCE  Innotrac Corporation
    -0-                             04/02/2007
    /CONTACT: Christine Herren, Senior Director and Controller of Innotrac Corporation, +1-678-584-4115, or cherren@innotrac.com /
    /Web site:  http://www.innotrac.com/